Exhibit 99.1

Denali Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing May 31, 2022.

NEW YORK, May 26, 2022 /PRNewswire/ -- Denali Capital Acquisition Corp. (NASDAQ: DECAU) (“Denali” or the "Company") announced today that, commencing May 31, 2022, holders of units (the “Units”) sold in the Company's initial public offering (“IPO”) of 8,250,000 Units, may elect to separately trade the Class A ordinary shares and warrants included in the Units. Each Unit consists of one Class A ordinary share and one redeemable warrant to purchase one Class A ordinary share. Any underlying Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market ("NASDAQ") under the symbols "DECA" and "DECAW". Any Units not separated will continue to trade on NASDAQ under the symbol "DECAU."  No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact VStock Transfer, LLC, the Company's transfer agent, in order to separate the holders’ Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. US Tiger Securities, Inc. and EF Hutton, division of Benchmark Investments, LLC acted as the joint book running managers. Craig-Hallum Capital Group LLC acted as qualified independent underwriter.

About Denali Capital Acquisition Corp.

Denali Capital Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward looking statements. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the separate trading on NASDAQ of the Company’s Class A ordinary shares and warrants underlying the Units and the Company’s search for an initial business combination. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.